                                 United States
                      Securities and Exchange Commission
                             Washington, DC 20549

                     ____________________________________

                                 Schedule 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No. 1) *


                                  Tumbleweed
                        ------------------------------
                               (Name of Issuer)


                         Common Stock, .001 Par Value
                      ----------------------------------
                        (Title of Class of Securities)

                                   899690101
                                   ---------
                                (CUSIP Number)

                               December 31, 2000
                               -----------------
                         (Date of Event which Requires
                           Filing of this Statement)


          Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)

          *The remainder of this cover page shall be filled out for a reporting persons' initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NUMBER 899690101

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF PERSONS (ENTITIES ONLY)

      Draper Fisher Associates Fund III, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see Instructions)
 2.   (a) [_]
      (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      485,621
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (see Instructions)
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      1.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (see Instructions)
12.
      PN
------------------------------------------------------------------------------

CUSIP NUMBER 899690101

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF PERSONS (ENTITIES ONLY)

      Draper Fisher Management Company III, LLC

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see Instructions)
 2.   (a) [_]
      (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             13,111
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          13,111
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      485,621
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (see Instructions)
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      1.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (see Instructions)
12.
      OO
------------------------------------------------------------------------------

CUSIP NUMBER 899690101

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF PERSONS (ENTITIES ONLY)


      Timothy C. Draper
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see Instructions)
 2.   (a) [_]
      (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          207,361
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             172,969
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          207,361
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          172,969
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      485,621
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (see Instructions)
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      1.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (see Instructions)
12.
      IN
------------------------------------------------------------------------------

  CUSIP NO.  899690101
           -----------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF PERSONS (ENTITIES ONLY)


      JOHN H. N. FISHER
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          92,131
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             13,111
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          92,131
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8.
                          13,111
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      485,621
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      1.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12.
      IN
------------------------------------------------------------------------------

  CUSIP NO.  899690101
           -----------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF PERSONS (ENTITIES ONLY)


      Stephen T. Jurvetson
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          13,160
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             13,111
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          13,160
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8.
                          13,111
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      485,621
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      1.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12.
      IN
------------------------------------------------------------------------------

  CUSIP NO.  899690101
           -----------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF PERSONS (ENTITIES ONLY)


      Draper Fisher Partners III, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      485,621
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      1.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12.
      OO
------------------------------------------------------------------------------

  CUSIP NO.  899690101
           -----------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF PERSONS (ENTITIES ONLY)


      Draper Associates, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             159,858
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          159,858
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      485,621
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      1.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12.
      PN
------------------------------------------------------------------------------

  CUSIP NO.  899690101
           -----------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF PERSONS (ENTITIES ONLY)


      Draper Associates, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             159,858
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          159,858
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      485,621
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      1.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12.
      CO
------------------------------------------------------------------------------

Item 1(a)  Name of Issuer: Tumbleweed

Item 1(b)  Address of Issuer's principal executive offices:

            700 Saginaw Drive, Redwood City, CA 94063

Item 2(a)  Name of person filing:

            Draper Fisher Associates Fund III, L.P.
            Draper Fisher Management Company III, LLC
            Timothy C. Draper
            John H.N. Fisher
            Stephen T. Jurvetson
            Draper Fisher Partners III, LLC
            Draper Associates, L.P.
            Draper Associates, Inc.

Item 2(b)  Address of principal business office or, if none, residence:

            400 Seaport Court, Suite 250, Redwood City, CA 94063

Item 2(c)  Citizenship:

            Draper Fisher Associates Fund III, L.P.        California
            Draper Fisher Management
               Company III, LLC                            California
            Timothy C. Draper                              United States
            John H.N. Fisher                               United States
            Stephen T. Jurvetson                           United States
            Draper Fisher Partners III, LLC                California
            Draper Associates, L.P.                        California
            Draper Associates, Inc.                        California

Item 2(d)  Title of class of securities: Common Stock

Item 2(e)  CUSIP No.: 899690101

Item 3. If this statement is filed pursuant to (S) 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [_]  Broker or dealer registered under section 15 of the act (15 u.s.c.
              78o).

     (b) [_]  Bank as defined in section 3(a)(6) of the act (15 u.s.c. 78c).

     (c) [_] Insurance company as defined in section 3(a)(19) of the act (15 u.s.c. 78c).

     (d) [_] Investment company registered under section 8 of the investment company act of 1940 (15 u.s.c. 80a-8).

     (e) [_]  An investment adviser in accordance with (S) 240.13d-
              1(b)(1)(ii)(e);

     (f) [_] An employee benefit plan or endowment fund in accordance with (S) 240.13d-1(b)(1)(ii)(f);

     (g) [_] A parent holding company or control person in accordance with (S) 240.13d-1(b)(1)(ii)(g);

     (h) [_] A savings association as defined in section 3(b) of the federal deposit insurance act (12 u.s.c. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the investment company act of 1940 (15 u.s.c. 80a-3);

     (j) [_]  Group, in accordance with (S) 240.13d-1(b)(1)(ii)(j).

Item 4. Ownership. Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     See rows 5 through 11 of cover pages.

Item 5.    Ownership of Five Percent or Less of a Class.

               [X]

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

               Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

               Not Applicable.

Item 8.    Identification and Classification of Members of the Group.

               Not Applicable.

Item 9.    Notice of Dissolution of Group.

               Not Applicable.

Item 10.   Certifications.

Not Applicable. This Statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or (c).

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2001              Draper Fisher Associates Fund III, L.P.

                                      By: /s/ Tim Draper
                                          ------------------------------------
                                          Name:  Tim Draper
                                          Title: Managing Director


                                      Draper Fisher Management Company III, LLC


                                      By: /s/ Tim Draper
                                          ------------------------------------
                                          Name:  Tim Draper
                                          Title: Managing Director

                                      /s/ Tim Draper
                                      ----------------------------------------
                                      Timothy C. Draper


                                      /s/ John H.N. Fisher
                                      ----------------------------------------
                                      John H.N. Fisher


                                      /s/ Stephen T. Jurvetson
                                      ----------------------------------------
                                      Stephen T. Jurvetson


                                      Draper Fisher Partners III, LLC


                                      By: /s/ Tim Draper
                                          ------------------------------------
                                          Name:  Tim Draper
                                          Title: Managing Director


                                      Draper Associates, L.P.


                                      By: /s/ Tim Draper
                                          ------------------------------------
                                          Name:  Tim Draper
                                          Title: Managing Director

                                      Draper Associates, Inc.

                                      By: /s/ Tim Draper
                                          ------------------------------------
                                          Name:  Tim Draper
                                          Title: Managing Director

                                 Exhibit Index

Exhibit   Description

99.1      Statement pursuant to Rule 13d-1(k)(1)(iii), filed herewith

                                       14